Exhibit 99.1

FOR IMMEDIATE RELEASE

RIGHTS TO NAALADASE INHIBITOR TECHNOLOGY
RETURNED TO GUILFORD

Pfizer Terminates NAALADase License Agreement

BALTIMORE, MD, March 30, 2004 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that it has regained from Pfizer all rights to develop and commercialize NAALADase inhibitors. In May 2003, Guilford and Pfizer entered into an exclusive license agreement, which provided Pfizer with research, development and commercialization rights to Guilford’s NAALADase inhibitor technology. The agreement included a $5 million payment to Guilford at signing and an additional $10 million milestone payment due on or before March 31, 2004. Pfizer has informed Guilford that the milestone payment will not be made and they are terminating the agreement.

“We enjoyed a good scientific and business relationship with Pfizer,” remarked Craig R. Smith, M.D., President and Chief Executive Officer of Guilford. “However, Pfizer was not successful in identifying a lead clinical candidate during the ten months our agreement was in effect and unfortunately we were unable to reach agreement on terms for an extension.”

Dr. Smith continued, “In preclinical studies we and Pfizer have consistently demonstrated robust efficacy in preclinical models of neuropathic pain. During 2003, Guilford initiated a collaboration with Dr. Howard Scher of Memorial Sloan-Kettering Cancer Center to study the use of NAALADase inhibitors as a potential treatment for prostate cancer. In preclinical studies NAALADase inhibitors were found to significantly retard the growth of prostate cancer cells. We also established a collaboration with the National Institute for Drug Addiction (NIDA) to evaluate the use of NAALADase inhibitors as a potential treatment for cocaine addiction. NIDA is presently conducting preclinical studies and plans to conduct clinical trials.”

NAALADase Inhibitor Program Background

NAALADase, or N-Acetylated-Alpha-Linked-Acidic-Dipeptidase, is a membrane- bound enzyme found principally in the central and peripheral nervous systems. Guilford has created several unique classes of NAALADase inhibitors and evaluated their potential therapeutic application in preclinical models of various acute and chronic neurodegenerative disorders, including diabetic peripheral neuropathy, neuropathic pain, Lou Gehrig’s Disease (ALS), head and spinal cord trauma, and stroke. Guilford has also shown that NAALADase inhibitors may have utility for diagnostic or therapeutic purposes in prostate cancer and drug addiction.

NAALADase is believed to play a role in modulating the release of glutamate, one of the most common chemical messengers between nerves. During conditions of acute injury or chronic neurodegenerative disorders, there may be a large increase in glutamate release that incites a cascade of biochemical events, ultimately leading to cell injury and death. NAALADase is the same protein as prostate specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Guilford has also shown that its compounds may have utility for diagnostic or therapeutic purposes in prostate cancer.

Guilford has 37 issued US patents and 10 pending patent applications, and corresponding foreign counterparts protecting its NAALADase inhibitor technology.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and peripheral nerve injury. This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s annual report on Form 10-K filed with the SEC on March 15, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company or its research partners will be successful in developing any NAALADase inhibitor compound into a pharmaceutical product that receives regulatory approval.

CONTACT: Stacey Jurchison, Director, Corporate Communications, Guilford Pharmaceuticals, (410) 631-5022; jurchisons@guilfordpharm.com. www.guilfordpharm.com.